Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our reports dated January 10, 2007 relating to the consolidated financial statements of Gupta Technologies, LLC and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, member’s equity and cash flows for the year ended June 30, 2006, five months ended June 30, 2005 (the successor entity); one month ended January 31, 2005 and twelve months ended December 31, 2004 (predecessor entity), which appears in such Prospectus.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mahoney Cohen & Company, CPA, P.C.
New York, NY
April 11, 2007